EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Sam Brown, Inc. (media)
Thomas P. Hess, CPA	Mike Beyer (773) 463-4211
Vice President, Finance and CFO
(484) 595-1500

ADOLOR CORPORATION REPORTS

YEAR END 2005 FINANCIAL RESULTS

EXTON, Pa., March 2, 2006 — Adolor Corporation (Nasdaq: ADLR) today reported financial results for the year and fourth quarter ended December 31, 2005.

For the twelve months ended December 31, 2005, the Company reported a net loss of $56.8 million or $1.45 per basic and diluted share, compared to a net loss of $43.6 million or $1.12 per basic and diluted share for the same period in 2004. For the three months ended December 31, 2005, the Company reported a net loss of $15.8 million or $0.41 per basic and diluted share, compared to a net loss of $11.6 million or $0.30 per basic and diluted share in the three months ended December 31, 2004.

Contract revenues for the twelve months ended December 31, 2005 were $15.7 million compared to $25.5 million in the same period in 2004. This decrease was primarily due to the recognition in 2004 of $10.0 million in milestone revenue received from Glaxo Group Limited (“Glaxo”), in addition to a reduction in cost reimbursement revenues relating to a decrease in expenses incurred by us which are reimbursable by Glaxo under the collaboration agreement. These decreases were partially offset by a revenue increase in 2005 as compared to 2004 of $4.2 million under our co-promotion arrangement with Glaxo relating to Arixtra®. Contract revenues for the three months ended December 31, 2005 were $4.3 million, compared to $4.4 million in the same period of 2004.

Research and development expenses in the twelve months ended December 31, 2005 were $49.6 million, compared to $48.8 million for the same period in 2004. Research and development expenses in the three months ended December 31, 2005 were $14.3 million, compared to $10.7 million for the same period in 2004. These increases were primarily due to increased expenses relating to the opioid bowel dysfunction (OBD) program, Study 314, and other development programs and personnel costs. These increases were partially offset by the recognition of $4.5 million in license fee expense related to Entereg® in 2004.

“We expect to substantially increase our development expenditures in 2006 as we and GSK continue to advance Entereg® for POI and for OBD in persistent pain conditions,” commented David Madden, interim president and chief executive officer of Adolor Corporation. “The recently completed financing provides us the wherewithal to accomplish this as well as the advancement of our pipeline products — the opioid alvimopan co-formulation, the sterile lidocaine patch and the delta agonist.”

Marketing, general and administrative expenses increased to $26.3 million in 2005 from $22.9 million in 2004. Marketing, general and administrative expenses increased to $6.7 million in the three months ended December 31, 2005 from $6.0 million in the same period in 2004. These increases were principally due to increased personnel expenses, including expenses associated with our sales force.

As of December 31, 2005, the Company had approximately $103 million in cash, cash equivalents and short-term investments. In February 2006, the Company completed a public offering of 5,750,000 shares of its common stock with net proceeds from the offering totaling approximately $135 million.

About Adolor Corporation

Adolor Corporation (Nasdaq:ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg® (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and GlaxoSmithKline (GSK) are collaborating in the worldwide development and commercialization of Entereg® in multiple indications. Adolor is developing a sterile lidocaine patch which is in Phase 2 clinical development for post-surgical incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

Arixtra® is a trademark of GlaxoSmithKline.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor may not meet its target for submission of a complete response to FDA for the pending new drug application (NDA) for Entereg(R) in postoperative ileus (POI); the risk that Adolor may not obtain FDA approval for the NDA for Entereg(R) in POI, whether due to the risk that: Adolor is not able to provide additional data satisfactory to the FDA to obtain approval for the NDA; Adolor is not able to justify that the median reduction in time to gastrointestinal (GI) recovery seen in bowel resection patients treated with Entereg(R) is clinically meaningful; the adequacy of the results of the Studies 14CL302, 14CL306,

14CL308, 14CL313 and 14CL314 to support FDA approval of Entereg(R), the results from other clinical trials of Entereg(R), including the Glaxo Phase 3 Study 001, the adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, adverse safety findings or otherwise; the risk that the FDA may not agree with Adolor’s analyses of Studies 14CL302, 14CL306, 14CL308, 14CL313 and 14CL314 and may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant, clinically meaningful or do not support safety or that there were human errors in the conduct of the studies or otherwise; the risk that further studies of Entereg(R) in OBD are not positive; the risk that the results of Study 001 do not support a submission of a marketing approval application for alvimopan in Europe; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including Glaxo, in connection with the development and commercialization of Entereg(R); market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in the preliminary prospectus supplement to be used in connection with the planned offering and the accompanying prospectus and Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

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[Financial data table follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS DATA

(Unaudited)

	FOR THE TWELVE MONTHS ENDED DECEMBER 31,		FOR THE THREE MONTHS ENDED DECEMBER 31,
	2005	2004	2005	2004
REVENUES
Contract revenues	$15,718,876	$25,541,627	$4,256,504	$4,405,546

OPERATING EXPENSES
Research and development	49,630,590	48,765,515	14,281,126	10,665,864
Marketing, general and administrative	26,292,904	22,870,535	6,724,960	6,011,738

Total operating expenses	75,923,494	71,636,050	21,006,086	16,677,602

Loss from operations	(60,204,618)	(46,094,423)	(16,749,582)	(12,272,056)
Interest income and other, net	3,407,988	2,507,939	906,707	687,784

Net loss	($56,796,630)	($43,586,484)	($15,842,875)	($11,584,272)

Basic and diluted net loss per share	($1.45)	($1.12)	($0.41)	($0.30)

Shares used in computing basic and diluted net loss per share	39,088,126	38,923,681	39,091,888	39,077,280

BALANCE SHEET DATA

(Unaudited)

	DECEMBER 31, 2005	DECEMBER 31, 2004
Cash, cash equivalents and short-term investments	$103,075,119	$162,323,525
Working capital	89,664,249	149,081,261
Total assets	117,236,617	178,103,385
Total stockholders’ equity	66,693,290	123,159,917